Exhibit 99.1

D&B Initiates Succession Planning for Chairman and CEO

News Release – May 3, 2013

Sara Mathew Informs Board of her Intention to Retire

Short Hills, N.J. May 3, 2013 – D&B (NYSE: DNB), the world’s leading source of commercial information and insight on businesses, announced today that Sara Mathew has informed the Board of Directors of her intention to retire as Chairman and Chief Executive Officer by May 2014.

The Board has engaged Spencer Stuart, a nationally recognized executive recruiting firm, to advise on this matter and will consider both internal and external candidates for this position.

“I have had the privilege of working with a very talented team over the past 12 years to lead the transformation of D&B from a data provider to a big data, insights and analytics company” said Mathew. “With the build of MaxCV behind us, I believe the company is well positioned to accelerate innovation and drive top-line growth. As such, this is the right time to begin planning for a change in leadership as we enter the next phase of growth at D&B.  I look forward to working with the Board of Directors and my successor to ensure a seamless transition.”

“On behalf of the Board and everyone at D&B, I would like to thank Sara for her strategic vision, leadership and dedication over her 12-year career with the company,” said Chris Coughlin, Lead Director of the D&B Board of Directors. “The Board is committed to conducting a thorough search to identify the right candidate to serve as D&B’s next CEO, and we will complete the process as expeditiously as possible.”

Sara Mathew, 57, was named President and Chief Operating Officer of D&B in February 2007, and has served as a member of D&B’s Board of Directors since January 2008. She was appointed Chief Executive Officer in January 2010, and added the title of Chairman in July 2010.  Ms. Mathew joined D&B in August 2001 as Chief Financial Officer, following an 18-year career with Procter & Gamble, where she served in a number of executive positions.

About D&B

D&B is a leading provider of global commercial data, solutions and services. Headquartered in Short Hills, N.J., D&B has approximately 4,600 employees and reported revenue of approximately $1.7 billion. For more information, visit the company’s website at www.dnb.com.